Exhibit 99.2

[Plexus logo]

FOR IMMEDIATE RELEASE

PLEXUS ANNOUNCES $10 TO $13 MILLION RESTRUCTURING PROGRAM

Will Close Seattle-Area Facility by Q2 FY’05
Establishes $37 Million Valuation Allowance for Deferred Tax Assets

NEENAH, WI, September 22, 2004 — Plexus Corp. (Nasdaq: PLXS), today announced a $10 to $13 million restructuring program which includes the closing of its Bothell, WA (“Seattle”) facility, the impairment of certain fixed assets and additional costs for previously announced actions.

Dean Foate, Plexus’ Chief Executive Officer, commented, “As part of our efforts to align our service offering with the evolving preferences of our customers, we have successfully replicated the focused capabilities of our Seattle facility at other Plexus design and manufacturing locations that have higher productivity. We currently anticipate transferring key customer programs to other Plexus locations primarily in the United States.”

“This restructuring will reduce our capacity by 100,000 square feet and affect approximately 160 employees,” Foate continued. “We currently expect the consolidation efforts will be completed by the end of our fiscal 2005 second quarter, subject to customer timelines.”

Gordon Bitter, Plexus’ Chief Financial Officer, said, “We do not expect the Seattle closure to impact our fiscal 2004 fourth quarter revenue or EPS guidance (excluding restructuring charges and valuation allowance), which we currently expect to be at the low-end of our previously announced range of $270 to $280 million in revenue with EPS of $0.09 to $0.11.”

“Ultimately,” Bitter continued, “we expect this restructuring program to improve our capacity utilization and provide pre-tax savings of approximately $2.0 million per year. However, we currently expect that our operating performance will be impacted in our fiscal 2005 first and second quarters as we effect transfers from the Seattle site to other locations. We also expect to incur approximately $0.02 per share in start-up costs related to our new Penang, Malaysia facility in each of our fiscal 2005 first and second quarters.”

“Additionally,” Bitter added, “these restructuring actions have prompted a reassessment of the likely utilization of deferred tax assets. Consequently, we will establish a valuation allowance that will result in an additional tax provision of approximately $37 million in the September quarter. Although this non-cash valuation allowance reduces the value of the net deferred tax assets on the balance sheet, we will still be able to utilize these assets to reduce future tax obligations in profitable periods. Accordingly, we currently expect our effective tax rate for fiscal 2005 to be approximately 5 percent.”

The Company expects to record approximately $4 to $5 million of the restructuring charges in the fourth quarter, with another $6 to $8 million to be recorded over the following two quarters. The expected ranges of pre-tax restructuring charges are summarized in the following table:

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	Estimated Range
Non-Cash	Low End	High End

Fixed asset impairment.	$2,500,000	$3,500,000
Cash
Severance costs	1,250,000	1,500,000
Lease termination costs	6,000,000	7,000,000
Relocation costs	250,000	750,000

Total restructuring costs	$10,000,000	$12,750,000

The restructuring charges outlined in this press release remain subject to additional analysis.

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) is a contract manufacturer of electronics products providing product design, test, manufacturing, fulfillment and aftermarket solutions to branded product companies in the networking, datacommunications, medical, industrial, commercial, defense and computer industries.

The Company’s unique Focus Factory manufacturing model and global supply chain solutions, strategically enhanced by value-added product design and engineering services, are developed to optimize lowest total cost, scalability and responsiveness for programs requiring flexibility, technology and quality. Plexus provides award-winning customer service to more than 150 branded product companies in North America, Europe and Asia.

Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “anticipate,” “target” and similar terms and concepts) are forward-looking statements that involve risks and uncertainties, including, but not limited to our success in effecting the proposed actions, possible timing delays, costs in transitioning programs that exceed our estimates, and possible operating disruptions. Other factors which affect future results include: the economic performance of the electronics and technology industries; the risk of customer delays, changes or cancellations in both on-going and new programs; the Company’s ability to secure new customers and maintain its current customer base; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including preparations relating to the new Malaysia facility; the adequacy of restructuring and similar charges as compared to actual expenses; the effect of general economic conditions and world events (such as terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.

For further information, please contact:
Kristian Talvitie, Director of Strategic Marketing and Communications
920-969-6160 or email at kristian.talvitie@plexus.com

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